Exhibit 99.2

NARA BANK SELECTS NEW CEO AND CHAIRMAN OF THE BOARD

LOS ANGELES, CA, April 25, 2003: NARA BANK, N.A. (the “Bank”), a wholly owned subsidiary of Nara Bancorp, Inc. (Nasdaq: NARA), today announced that Seong-Hoon Hong, CEO of Asiana Bank and a financial services industry veteran, is selected to be President & CEO of Nara Bank when the merger with Asiana Bank is complete.

Benjamin Hong, President & CEO of Nara Bank and Nara Bancorp, will continue to serve as a member of the Board of Nara Bank and Nara Bancorp. Benjamin Hong is expected to be appointed as Chairman of the Board of Nara Bank to ensure the continuity of strategic corporate management and vision.

“I am pleased to have S.H. Hong as my successor,” said Benjamin Hong. “S. H. Hong has strong experience in commercial banking having served with several major U.S. banks as well as Korean-American commercial banks. This will enable him to provide dynamic leadership to Nara Bank as it passes the $1 billion mark. He has a distinguished track record of leadership from several major U.S. banks covering commercial, corporate wholesale, investment, merchant and trade finance spanning over 27 years.”

S.H. Hong currently serves as President & CEO of Asiana Bank, headquartered in Sunnyvale, California, which has entered into a non-binding agreement to be acquired by Nara Bancorp. Prior to joining Asiana Bank, S.H. Hong served three years at First Intercontinental Bank as president & CEO. S.H. Hong’s distinguished career includes various positions at major financial institutions. He began his banking career at Norwest Bank (now Wells Fargo Bank) in Minneapolis/St. Paul, Minnesota in 1976. In 1978, he joined Continental Bank of Chicago and served as Vice President/International Banking Management and was stationed in Chicago, New York and Seoul, Korea until 1989. He then joined Union Bank of California’s East Coast Regional Center as Vice President/Senior Manager, and later served as General Manager of its Seoul, Korea branch. During his tenure at Union Bank of California, S.H. Hong managed a credit portfolio of $1.2 billion.

S.H. Hong graduated from University of Wisconsin with both a bachelor’s degree in 1974 and a master’s degree in business administration in 1975.

“During my tenure as CEO of Nara Bank, I’ve witnessed enormous financial growth and dedication to helping customers succeed, and I feel comfortable passing the torch to Mr. Hong,” said Benjamin Hong. “S.H. Hong is a very talented professional who has earned the respect of the board and shareholders of Asiana Bank. He brings vision, proven leadership and first-hand experience to his responsibilities — qualities that will serve him well as the new chief executive officer of Nara Bank.”

Thomas Chung, Chairman of Nara Bancorp said, “Benjamin Hong is widely recognized in the financial services industry as one of the most influential Korean-American bankers and dealmakers. During Benjamin Hong’s tenure at Nara Bank, the bank’s assets grew from $51.5 million in 1994 to $1 billion in 2003; market capitalization grew from $4.5 million to over $140 million; and the bank grew from one branch serving Los Angeles to nineteen offices serving 6 states. During his tenure, the stock price increased over 10 times.”

“Benjamin Hong is a true innovator in the Korean-American banking industry. Under his leadership Nara Bank became the first among its peer banks to be listed on Nasdaq, to open supermarket branches, to provide national branch network, and to offer bi-lingual online services. Although he will no longer be involved in the day to day operations of the bank, he will continue to provide vision and leadership to both Nara Bank and Nara Bancorp, where he will continue to serve as a member of their respective Boards and is expected to be nominated Chairman of Nara Bank,” said Thomas Chung. “I expect to continue to play an active and important leadership role to both Nara Bank and Nara Bancorp as long as I feel that I bring value to our stockholders,” said Benjamin Hong.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, N.A. which was founded in 1989. Nara Bank is a full service community bank headquartered in Los Angeles with eighteen branches and offices nationwide. Nara Bank operates full service branches in California and New York with loan production offices in Seattle, Chicago, Atlanta and New Jersey and a representative office in Seoul, Korea. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest growing segments of the Asian ethnic group over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its community. Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and an Equal Opportunity Lender. For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol “NARA”.

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning the proposed merger between Nara Bank and Asiana Bank, that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. The merger described above may not be consummated. There are a number of conditions that must be satisfied before the merger will be consummated, such as approval of the merger by Asiana Bank shareholders and the appropriate regulatory authorities, and Nara Bank’s satisfaction of its due diligence investigation of Asiana Bank. No assurance can be given that a definitive agreement will be executed with Asiana Bank, that the proposed merger will be consummated, or, if consummated, that the merger will be on the same terms described above. In addition, uncertainties and difficulties in our markets could adversely affect the merger transaction. These factors, as well as general economic and political conditions, may in turn have a material adverse effect on the merger transaction. Readers should also carefully review the risk factors and the information that could materially affect the Company’s financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Neither Nara Bank nor Asiana Bank assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those reflected in the forward-looking statements.

CONTACT INFORMATION
Nara Bancorp, Inc.
Benjamin Hong, President & CEO
213-639-1700
J. Han Park, Public Relations
213-427-6322
hpark@narabank.com